                                                              Page 1 of 15 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         First South Africa Corp., Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G34874-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement /x/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 15 Pages

                                  SCHEDULE 13G

CUSIP No. G34874-10-0

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bankers Trust Company
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) /x/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
NUMBER OF
SHARES                     0 Shares
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH              6        SHARED VOTING POWER
REPORTING
PERSON WITH                2,077,340 Shares
                  --------------------------------------------------------------
                  7        SOLE DISPOSITIVE POWER

                           0 Shares
--------------------------------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                         2,077,340 Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,077,340 Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         BK
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 15 Pages

                                  SCHEDULE 13G

CUSIP No. G34874-10-0

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bankers Trust International PLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         London, England
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
NUMBER OF         --------------------------------------------------------------
SHARES                     0 Shares
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH              6        SHARED VOTING POWER
REPORTING
PERSON WITH                2,077,340 Shares
                  --------------------------------------------------------------
                  7        SOLE DISPOSITIVE POWER

                           0 Shares
--------------------------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER

                           2,077,340 Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,077,340 Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 15 Pages

                                  SCHEDULE 13G

CUSIP No.  G34874-10-0

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         BT Capital Advisors, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
NUMBER OF
SHARES                     0 Shares
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH              6        SHARED VOTING POWER
REPORTING
PERSON WITH                2,077,340 Shares
                  --------------------------------------------------------------
                  7        SOLE DISPOSITIVE POWER

                           0 Shares
--------------------------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER

                           2,077,340 Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,077,340 Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 15 Pages

                                  SCHEDULE 13G

CUSIP No.  G34874-10-0

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         BT Investment Management
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
NUMBER OF
SHARES                     0 Shares
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH              6        SHARED VOTING POWER
REPORTING
PERSON WITH                187,866 Shares
                  --------------------------------------------------------------
                  7        SOLE DISPOSITIVE POWER

                           0 Shares
--------------------------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER

                           187,866 Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         187,866 Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.17%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IA
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 15 Pages

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

THE FILING OF THIS SCHEDULE 13G STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT BANKERS TRUST COMPANY, BANKERS TRUST INTERNATIONAL PLC, BT CAPITAL ADVISORS, INC. OR BT INVESTMENT MANAGEMENT IS, FOR THE PURPOSE OF SECTION 13G OF THE SECURITIES AND EXCHANGE ACT OF 1934, OR FOR ANY OTHER PURPOSE, THE BENEFICIAL OWNER OF THE SECURITIES SET FORTH IN ITEM 4 HEREOF.

Item 1.

      (a)   Name of Issuer: First South Africa Corp., Ltd.

      (b)   Address of Issuer's Principal Executive Offices:

                  First South Africa Corp., Ltd.
                        Clarendon House
                        Church Street
                        Hamilton, Bermuda

Item 2.

      (a)   Name of Person Filing:

      This Schedule 13G is being filed by (i) Bankers Trust Company,(1) a wholly owned subsidiary of Bankers Trust New York Corporation,(ii) Bankers Trust International PLC,(1) a wholly owned subsidiary of Bankers Trust Company,
      (iii) BT Capital Advisors, Inc.,(1) a wholly owned subsidiary of Bankers Trust Company, and (iv) BT Investment Management.(2)

      (b)   Address of Principal Business Office or, if none, Residence:

      The principal business office of the Persons listed in Item 2(a) above is:

----------

(1) Bankers Trust Company, Bankers Trust International PLC and BT Capital Advisors, Inc. act as investment advisors (the "Advisors") to BT Global Credit Limited, a Cayman Island company and BT Emerging World Limited, a Cayman Island company. As a result the Advisors may be deemed to be the beneficial owners of shares of the Issuer owned by such companies.

(2) BT Investment Management acts as investment advisor to BT Investment Management Japan Limited. As a result BT Investment Management may be deemed to be the beneficial owner of the shares of the Issuer owned by BT Investment Management Japan Limited.

                                                              Page 7 of 15 Pages

                        1 Bankers Trust Plaza
                        130 Liberty Street
                        New York, New York 10006

      (c)   Citizenship:

      Bankers Trust Company is a New York Corporation. Bankers Trust International PLC is incorporated in England. BT Capital Advisors, Inc. and BT Investment Management are Delaware corporations.

      (d)   Title of Class of Securities: Common Stock

      (e)   CUSIP Number: G34874-10-0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (a) [ ]Broker or Dealer registered under Section 15 of
                  the Act

                        (b) [ ] Bank as defined in Section 3(a)(6) of the Act

                        (c) [ ] Insurance Company as defined in Section 3(a)(19)
                  of the Act

                        (d) [ ] Investment Company registered under Section 8 of
                  the Investment Company Act

                        (e) [ ] Investment Adviser registered under Section 203
                  of the Investment Advisers Act of 1940

                        (f) [ ] Employee Benefit Plan, Pension Fund which is
                  subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

                        (g) [ ] Parent Holding Company, in accordance with
                  ss.240.13d-1(b)(ii)(G)(Note: See Item 7)

                        (h) [ ] Group, in accordance with ss.240.13d-
                  1(b)(1)(ii)(H)

                        For Bankers Trust Company, (b) Bank as defined in
                        Section 3(a)(6) of the Act

                        Bankers Trust International PLC is a corporation permitted to report on Schedule 13G in accordance with the Securities and Exchange Commission no

                                                              Page 8 of 15 Pages

                        action letter issued to Bankers Trust New York Corporation dated May 15, 1990

                        For BT Capital Advisors, Inc., (e) Investment Advisor registered under Section 203 of the Investment Advisor's Act of 1940

                        For BT Investment Management, (e) Investment Advisor registered under Section 203 of the Investment Advisor's Act of 1940

Item 4.     Ownership

            The information set forth in Items 5 through 11 on pages 2-5 of this
      Schedule is incorporated herein by reference.

Item 5.     Ownership of Five Percent or Less of a Class.

                                 Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                                 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                 Not Applicable

                                                              Page 9 of 15 Pages

Item 8.     Identification and Classification of Members of the Group.

                                 Not Applicable

Item 9.     Notice of Dissolution of Group

                                 Not Applicable

                                                             Page 10 of 15 Pages

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                  Signature:   BANKERS TRUST COMPANY, a New
                                               York Corporation


                                  By:      /s/ William E. Walsh
                                  Name:    William E. Walsh
                                  Title:   Principal

                                                             Page 11 of 15 Pages

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                  Signature:   BT CAPITAL ADVISORS, INC., a
                                               Delaware Corporation


                                  By:      /s/ William E. Walsh
                                  Name:    William E. Walsh
                                  Title:   Vice-President

                                                             Page 12 of 15 Pages

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                  Signature:   BANKERS TRUST INTERNATIONAL PLC


                                  By:      /s/ Daniel Gardner
                                  Name:    Daniel Gardner
                                  Title:   Principal

                                                             Page 13 of 15 Pages

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                  Signature:   BT INVESTMENT MANAGEMENT, a
                                               Delaware Corporation


                                  By:      /s/ James Tucker
                                  Name:    James Tucker
                                  Title:   Vice-President

                                                             Page 14 of 15 Pages

                                  EXHIBIT INDEX

Exhibit           Description

  1.1             Joint Filing Statement of Bankers
                  Trust Company, Bankers Trust
                  International PLC, BT Capital
                  Advisors, Inc., and BT Investment
                  Management